NEW WORLD FUND, INC.

ARTICLES SUPPLEMENTARY
INCREASING AUTHORIZED STOCK
AS AUTHORIZED BY SECTION 2-105(c) OF
THE MARYLAND GENERAL CORPORATION LAW

New World Fund, Inc., a Maryland corporation (the "Corporation") having its principal address at 300 East Lombard Street, Baltimore, Maryland 21202, hereby certifies to the State Department of Assessments and Taxation of the State of Maryland that:

FIRST: In accordance with Section 2-105(c) of the Maryland General Corporation Law, the Board of Directors has increased the authorized Capital Stock of the corporation to five hundred million shares of common stock; par value $0.01.

SECOND: The Corporation is registered as an open-end investment company under the Investment Company Act of 1940.

THIRD:       (a) As of immediately before the increase the total number of shares of stock of all classes which the Corporation had authority to issue was 200,000,000 shares of common stock, par value $0.01.

(b) As increased the total number of shares of stock of all classes which the Corporation has authority to issue is 500,000,000 shares of common stock, par value $0.01.

(c) The aggregate par value of all shares having a par value was $2,000,000 before the increase and $5,000,000 as increased.

IN WITNESS WHEREOF, New World Fund, Inc. has caused these Articles Supplementary to be signed and acknowledged in its name and on its behalf by its President and PEO and its corporate seal to be hereto affixed and attested to by its Secretary on this 13th day of March, 2006.

ATTEST:	New World Fund, Inc.

By:	/s/ Vincent P. Corti	By:	/s/ Robert W. Lovelace
	Vincent P. Corti		Robert W. Lovelace
	Secretary		President and PEO

[SEAL]

THE UNDERSIGNED, the President and PEO of New World Fund, Inc., who executed on behalf of said Corporation the foregoing Articles Supplementary to the Articles of Incorporation, of which this certificate is made a part, hereby acknowledges, in the name and on behalf of said Corporation, the foregoing Articles Supplementary to the Articles of Incorporation to be the corporate act of said Corporation, and further certifies that, to the best of his knowledge, information and belief, the matters and facts set forth therein with respect to the approval thereof are true in all material respects under penalty of perjury.

Dated: March 13, 2006	By:	/s/ Robert w. Lovelace
Robert W. Lovelace
President and PEO